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For Immediate Release
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Company Contact:
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Trevor M. Saliba
CirTran Corporation
+(310) 492-0400
trevor@cirtran.com

        CirTran Receives First Release Against New $5.4 Million Contract
                                       --
         New Exercise Products to Be Showcased on TV Starting Next Month

SALT LAKE CITY, Dec. 5, 2006 - CirTran Corporation (OTC BB: CIRT) said today that it has received the first purchase order against the new $5.4 million exclusive manufacturing contract it signed last week to built a new fitness product for the sold-on-TV market.

Iehab J. Hawatmeh, president and CEO of CirTran, an international full-service contract manufacturer, marketer and distributor of IT, consumer and consumer electronics products, said the initial purchase order was for more than $54,000 in product. "The working prototype of the new product has been built and approved, with minor changes to be made in the first manufacturing run," Mr. Hawatmeh said. Product will be built by CirTran-Asia, and is scheduled to be shipped to the U.S. by the end of the second week of January.

 "Our customer is currently finalizing its infomercial," Mr. Hawatmeh said. "Their plan is to begin airing the infomercial nationwide by the end of January in its initial testing period, with the first shipment of product used to fulfill initial orders."

When it announced the new contract last week, CirTran said that the Ohio-based customer had committed to $5.4 million in minimum orders -- $1.2 million in the first year, $1.8 million in the second year, and $2.4 million in the third year
- as part of the exclusive  five-year  contract.

The new product is designed to strengthen and rehabilitate the lower back and adjacent areas of the body.

"The physical fitness boom has never been stronger than it is right now - particularly when you consider all those New Year's resolutions to lose weight and get in shape," Mr. Hawatmeh said. "By getting product into the marketplace early in the year, when consumer's workout indoors in preparation for the spring and summer months, our customer will be in position to maximize its marketing efforts, including keeping CirTran busy fulfilling additional purchase orders."


About CirTran Corporation
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Founded  in 1993,  CirTran  Corporation  (OTC BB:  CIRT,  www.CirTran.com)  is a
premier international full-service contract manufacturer.  Headquartered in Salt
Lake  City,   its  ISO   9001:2000-certified,   non-captive   40,000-square-foot
manufacturing facility is the largest in the Intermountain Region, providing "just-in-time" inventory management techniques designed to minimize an OEM's investment in component inventories, personnel and related facilities while reducing costs and ensuring speedy time-to-market. In 1998, CirTran acquired Racore Technology (www.racore.com), founded in 1983 and reorganized as Racore Technology Corporation in 1997. Continuing to grow, in 2004 CirTran formed CirTran-Asia as a high-volume manufacturing arm and wholly owned subsidiary with its principal office in ShenZhen, China. Today, CirTran-Asia operates in three primary business segments: high-volume electronics, fitness equipment, and household products manufacturing, focusing on the multi-billion-dollar direct response industry.

This press release  contains  forward-looking  statements  within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

All trademarks are properties of their respective owners.

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